                                               Filed pursuant to Rule 424 (b)(3)
                                                          File number 333-102746



                        TERAFORCE TECHNOLOGY CORPORATION

                        57,553,336 SHARES OF COMMON STOCK


         This prospectus relates to 57,553,336 shares of common stock of TeraForce Technology Corporation to be sold from time to time by the selling stockholders named in this prospectus. We are not selling any shares under this prospectus, and we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. Ten of the selling stockholders hold warrants that are exercisable for a total of 17,886,668 shares of common stock. We would receive total proceeds of $2,563,900 if all warrant holders elected to exercise their warrants. Seven of the selling stockholders have conversion rights to purchase 8,333,334 shares of common stock for a total of $1,000,000. The proceeds from these purchases must be used to repay amounts outstanding under our revolving credit facility.

         The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in a section entitled "Plan of Distribution" on page 20. You should read this prospectus and any supplement carefully before you invest.

         Our common stock is traded on the OTC Bulletin Board under the symbol "TERA." On April 28, 2003, the last reported sale price of our common stock on the OTC Bulletin Board was $0.17 per share.

         YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                              ---------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                    The date of this prospectus is May 6, 2003

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
Prospectus Summary................................................................................................3
Risk Factors......................................................................................................5
       A Number of Factors Could Cause Operating Results to Fluctuate Significantly...............................6
       We Have Incurred Significant Losses in the Past and Are Not Currently Profitable...........................6
       Debt Service Obligations May Adversely Affect Our Cash Flow and We May Be Unable to Repay the
       Debt On Time...............................................................................................7
       Our Auditors Have Expressed Doubt as to Our Ability to Continue as a Going Concern.........................7
       We May Not Be Able to Successfully Complete Development and Achieve Customer Acceptance of New Defense
       Electronics Products.......................................................................................7
       We are a Party to Lawsuits and May Be Subject to Other Contingent Liabilities..............................8
       Our Failure to Quickly Adopt to Rapidly Changing Competitive and Economic Conditions Could Have a
       Material Adverse Effect on Our Business and Results of Operations..........................................8
       We Have a Limited Customer Base............................................................................8
       We May Not Be Successful if We Do Not Attract New Customers................................................8
       We Must Attract, Retain and Motivate Key Technical and Management Personnel in a Competitive
       Market in Order to Sustain and Grow Our Business...........................................................9
       We May Be Unable to Secure Necessary Components and Support Because We Depend Upon a Limited
       Number of Third-Party Manufacturers and Support Organizations..............................................9
       The Defense Electronics Products Business Is Subject to Special Risks.....................................10
       The Failure to Develop and Introduce New Products That Meet Changing Customer Requirements and
       Address Technological Advances Would Limit Our Ability to Sell Our Products and Services..................10
       We May Not Be Able to Secure an Adequate Number of Design Wins............................................10
       Product Performance Problems Could Limit Sales Prospects..................................................10
       Failure to Protect Our Intellectual Property Will Adversely Affect Our Ability to Compete
       in the Industry and Our Profitability.....................................................................11
       We May Be Subject to Intellectual Property Infringement Claims That Are Costly to Defend
       and Could Limit Our Ability to Use Some Technologies in the Future........................................11
       We May Be Unable to License Third-Party Technology at a Reasonable Cost...................................12
       Our Products Are Subject to Government Regulation.........................................................12
       Our Common Stock Is Subject to Price Volatility...........................................................12
       There May Not Be a Liquid Market for our Common Stock.....................................................12
       Additional Capital May Dilute Current Stockholders........................................................13
       We May Propose a Reverse-Split of Our Common Stock........................................................13
Use of Proceeds..................................................................................................14
Selling Stockholders.............................................................................................15
Plan of Distribution.............................................................................................20
Description of Capital Stock.....................................................................................22
Legal Matters....................................................................................................23
Experts  ........................................................................................................23
Where You Can Find More Information..............................................................................24
Disclosure of Commission Position on Indemnification.............................................................25

                               PROSPECTUS SUMMARY

         We use the terms "we," "us," and "our" to refer to TeraForce Technology Corporation, a Delaware corporation, and its subsidiaries unless the context indicates otherwise. This summary is qualified in its entirety by the more detailed information appearing in other places in this prospectus and in documents we incorporate by reference into this prospectus. Unless we indicate otherwise, all information with regard to our capital stock in this prospectus, including share and per share information, assumes that our outstanding options, warrants and conversion rights have not been exercised.

THE COMPANY

            We design, develop, produce and sell high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. The Company is also involved, through our subsidiaries or joint venture arrangements, in the design and sale of optical networking equipment and the design of Internet infrastructure equipment. We were incorporated in Delaware on May 23, 1995. Our principal executive offices are located at 1240 E. Campbell Road, Richardson, Texas 75081 and our telephone number at that address is (469) 330-4960.

THE OFFERING

Common stock offered by us................................                  None

Common stock offered by the selling stockholders..........                  A maximum of 57,553,336 shares

Common stock outstanding as of March 31, 2003.............                  118,422,183 shares

Offering price............................................                  Determined at the time of sale

Use of proceeds...........................................                  We will receive no proceeds from the
                                                                            sale of our common stock by the
                                                                            selling stockholders. Any proceeds we
                                                                            receive upon the exercise of the
                                                                            warrants outstanding will be used for
                                                                            general corporate purposes.

OTC Bulletin Board Symbol.................................                  TERA


THE SELLING STOCKHOLDERS

         The selling stockholders described below are offering shares of our common stock from time to time under this prospectus.

         In April 2002, we issued to St. James Capital Partners, L.P. and SJMB, L.P. an aggregate of 1,000,000 shares of our common stock in exchange for warrants they held that were exchangeable for our common stock. We also issued 1,000,000 shares of our common stock to The Coastal Corporation Second Pension Trust in exchange for warrants it held that were exchangeable for our common stock.

         On September 29, 2002, we issued 833,334 shares of common stock to Richard E. Bean for $100,000 cash.

         On October 3, 2002, we issued an aggregate of 16,666,668 shares of our common stock to Morton A. Cohn and Fayez Sarofim in exchange for $2,000,000 cash. We also issued warrants for the purchase of an aggregate of 400,000 shares of common stock to these two investors. As part of this transaction, we also amended the terms of warrants Messrs. Cohn and Sarofim owned for the purchase of 780,000 shares of common stock.

         Also on October 6, 2002, we issued 1,250,000 shares of our common stock to Steven A. Webster for $150,000 cash.

         On October 23, 2002, we sold a total of 4,166,666 shares of common stock to the following investors: Don A. Sanders, Katherine U. Sanders, Don and Julie Ellen Weir, Lisa Dawn Weir, Paul and Laura Tate, and Eric Weir. Net proceeds for these transactions amounted to $500,000 and were used for working capital.

         In connection with the restructuring and extension of certain of our debt obligations, in December 2002 Oscar S. Wyatt agreed to provide a total of $4,500,000 in credit support for our outstanding debt. He has also agreed to extend the payment term related to $600,000 in notes payable to him. In exchange, we issued warrants to Mr. Wyatt for the purchase of 960,000 shares of common stock and have agreed to amend warrants that Mr. Wyatt already owned for the purchase of 1,830,000 shares of our common stock.

         On December 27, 2002, we issued 1,250,000 shares of common stock to Thomas M. Porter for $150,000 cash. On January 24, 2003, we issued 833,333 shares of common stock to John Coor for $100,000 cash.

         On March 17, 2003, we issued an aggregate of 4,333,333 shares of common stock and warrants to purchase an aggregate of 4,333,333 shares of common stock to SSJ Enterprises, LLC for $520,000 cash, and amended the securities purchase agreement we had entered into with SSJ Enterprises, LLC on October 31, 2002.

         On March 26, 2003, we entered into a Reimbursement Agreement with Richard M. Bean, Robert E. Garrison II, Steven A. Webster, James Hawkins, Peter Badger, John Styles and Donald Campbell. Under the Reimbursement Agreement, these individuals agreed to guarantee a $1,000,000 revolving credit facility on our behalf. The individuals received warrants for the purchase of an aggregate of 9,582,334 shares of common stock and conversion rights whereby they can purchase an aggregate 8,333,333 additional shares of common stock for $1,000,000 cash. The proceeds from the sale of these additional sales must be used to repay and retire the revolving credit facility.

         We agreed to provide registration rights to each of these investors in connection with the issuance of these 31,333,334 shares of common stock purchased by the investors, the 17,886,668 shares of common stock to be issued upon the exercise of the warrants and the 8,333,334 shares of common stock issuable upon the exercise of the conversion rights.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         The statements in this prospectus regarding our future financial and operating performance and results, and other statements that are not historical facts, are forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use the words "may," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," "designed" or other similar expressions to identify forward looking statements. You should read statements that contain such words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition, and/or state other "forward-looking" information. These statements also involve risks and uncertainties, including, but not limited to:

         - events, conditions and financial trends that may affect our future plans and business strategy,

         - results of expectations and estimates as to prospective events, and

         -    circumstances about which we can give no firm assurance.

Examples of types of forward-looking statements include statements on future levels of net revenue and cash flow, new product development, strategic plans and financing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Factors that might cause a difference include, but are not limited to:

         -    general economic conditions in the markets we operate in;

         - success in the development and market acceptance of new and existing products;

         - dependence on suppliers, third party manufacturers and channels of distribution;

         -    customer and product concentration;

         -    fluctuations in customer demand;

         - the ability to obtain and maintain access to external sources of capital;

         -    the ability to control costs;

         -    overall management of our expansion; and

         - other risk factors detailed from time to time in our filings with the Securities and Exchange Commission.

         We believe it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. Any forward-looking statement speaks only as of the date the statement was made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date the statement was made. Because it is not possible to predict every new factor that may emerge, forward-looking statements should not be relied upon as a prediction of actual future financial condition or results. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this prospectus.

         RISK FACTORS RELATING TO OUR BUSINESS

         A Number of Factors Could Cause Operating Results to Fluctuate Significantly.

         Our revenues and operating results in any reporting period may fluctuate significantly due to a variety of factors, including:

         - changes in the price or availability of components for our products;

         - the mix of products sold to the defense electronics markets and other markets;

         - our ability to introduce new technologies and features ahead of competitors;

         -    the timing and size of orders we receive from customers;

         -    fluctuations in demand for our products;

         -    delays in testing by customers;

         - production delays due to quality problems with outsourced components;

         - changes in our pricing policies or the pricing policies of our competitors;

         - changes in customers' requirements, including changes or cancellations of orders from customers;

         -    manufacturing and shipment delays and deferrals;

         - our ability to efficiently produce and ship orders promptly on a price-competitive basis;

         -    announcements or introductions of new products by our competitors;

         - changes in general economic conditions as well as those specific to the defense electronics industry.

         Current economic conditions have made it more difficult to make reliable estimates of future revenues. Fluctuations in our revenue can lead to greater fluctuations in our operating profits. In addition, we expect to incur significant research and development expenses as we develop products to serve our markets, all of which are subject to rapidly changing technology, frequent product performance improvements and evolving industry standards. The ability to deliver superior technological performance on a timely and cost effective basis is a critical factor in securing design wins for future generations of defense electronics systems. Significant research and development spending by the Company does not ensure that our products will be designed into a customer's system. Because future production orders are usually contingent upon securing a design win, our operating results may fluctuate if we obtain or fail to obtain design wins for significant customer systems.

         We Have Incurred Significant Losses in the Past and Are Not Currently Profitable.

         We are not currently profitable. In 2002, 2001 and 2000 we have incurred net losses of $4,350,000, $21,549,00 and, $29,572,000, respectively.
These losses have been funded from borrowings under credit facilities and sales of common stock. It is not certain when we will become profitable. The ability to become profitable will depend, in part, on our ability to increase net revenue from sales of defense electronics products. Because of this we have experienced a lack of liquidity from time to time, and therefore have not paid our obligations in a timely manner in some cases. This in turn has impacted our ability to operate our business. If our need for capital exceeds available resources, there can be no assurance that additional capital will be available through public or private equity or debt financing.

         Debt Service Obligations May Adversely Affect Our Cash Flow and We May Be Unable to Repay the Debt On Time.

         We have approximately $4,900,000 of debt outstanding. Of this amount, approximately $4,000,000 is due by December 31, 2003. It is unlikely that we will be able to generate sufficient cash flow from operations to repay all of this debt when it comes due. While we intend to restructure or refinance this debt, there is no assurance that we will be able to do so in a timely manner. Even if we are able to refinance or restructure this debt, we may still be subject to substantial interest and principal repayment obligations.

         Our Auditors Have Expressed Doubt as to Our Ability to Continue as a Going Concern.

         Our independent certified public accountants have added an explanatory paragraph to their audit opinion issued in connection with our consolidated financial statements. The opinion states that our ability to continue as a going concern is uncertain due to the amount of debt that is due in 2003, the uncertainty of refinancing or restructuring the debt and our history of operating losses. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments might include changes in the possible future recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

         We May Not Be Able to Successfully Complete Development and Achieve Customer Acceptance of New Defense Electronics Products.

         We must continually enhance our products. Certain enhancements to our products are in the development phase and are not yet ready for commercial manufacturing or deployment. The successful development and deployment of these products is subject to substantial risk. The development of these products, from laboratory prototype to customer trial, and subsequently to general availability, involves a number of steps including the following:

         -    completion of product development;

         -    the qualification and multiple sourcing of critical components;

         -    validation of manufacturing methods and processes;

         - extensive quality assurance and reliability testing, and staffing of testing infrastructure;

         -    validation of embedded software; and

         - establishment of systems integration and systems test validation requirements.

         Each of these steps in turn presents serious risks of failure, rework or delay. Any one of these setbacks could decrease the speed and scope of product introduction and marketplace acceptance of the product. In addition, unexpected intellectual property disputes, failure of critical design elements, and other setbacks may delay or even prevent the introduction of these products. A lack of working capital may also negatively impact our ability to enhance our products in a timely manner.

         Additionally, the markets for our new products may be undeveloped. The commercial acceptance of these types of products is uncertain. We cannot assure you that our sales and marketing efforts for these products will be successful.

         We are a Party to Lawsuits and May Be Subject to Other Contingent Liabilities.

         We are a named party in a lawsuit and may be subject to significant other contingent liabilities. Defending these matters may require a substantial amount of our resources, and any judgments may materially affect our financial condition and results of operations. For more information see" Item 3 - Legal Proceedings."

         Our Failure to Quickly Adopt to Rapidly Changing Competitive and Economic Conditions Could Have a Material Adverse Effect on Our Business and Results of Operations.

         We operate in a rapidly changing and competitive and economic environment. Our future success will depend, in part, on our ability to enhance our current products and to develop new products on a timely and cost-effective basis that respond to technological developments and changing customer needs. The markets for sophisticated technology are constantly undergoing rapid competitive and economic changes. The full scope and nature of these changes are difficult to predict. The defense electronics market, in particular, demands constant technological improvements as a means of gaining military advantage. We believe that technological change will continue to attract new entrants to our market. Industry consolidation among competitors may increase their financial resources, which may allow our competitors to reduce their prices. This would require us to reduce the prices of our products or risk losing market share.

         We Have a Limited Customer Base.

         We are dependent on a small number of customers for a large portion of our revenues. In fiscal 2002, three customers accounted for 65% of our revenues. Customers in the defense electronics market purchase our products in connection with government programs that may have limited duration, leading to fluctuating sales to any particular customer in the defense electronics market from year to year. A significant decrease in our sales to any of our major customers, or the loss of any of our major customers, would have a material adverse effect on our business, financial condition and results of operations. In addition, our revenues are largely dependent upon the ability of our customers to develop and sell products and systems that incorporate our products. There is no assurance that our customers will not experience financial or other difficulties that could adversely affect our operations and, in turn, our results of operations.

         We May Not Be Successful if We Do Not Attract New Customers.

         Our future success will depend on our attracting additional customers. The growth of our customer base could be adversely affected by:

         - customer unwillingness to implement our defense electronics technology;

         - any delays or difficulties that we may incur in completing the development, introduction and production manufacturing of our planned products or product enhancements;

         -    new product introductions by our competitors;

         -    any failure of our products to perform as expected;

         - any difficulty we may incur in meeting customers' delivery, installation or performance requirements; or

         -    customer concerns over our financial condition.

         We Must Attract, Retain and Motivate Key Technical and Management Personnel in a Competitive Market in Order to Sustain and Grow Our Business.

         Our success depends to a significant extent upon key technical and management employees. Competition for highly qualified employees can be intense and the process of locating key technical and management personnel with the required combination of skills and attributes can be lengthy and expensive. There can be no assurance that we will be successful in retaining our existing key personnel or in attracting and retaining the additional employees we may require. We must continue to recruit, train, assimilate, motivate, and retain qualified managers and employees to manage our operations effectively. If we do not successfully recruit, hire and retain key employees, we may be unable to execute our business plan effectively and our results of operations could be significantly adversely affected.

         We May Be Unable to Secure Necessary Components and Support Because We Depend Upon a Limited Number of Third-Party Manufacturers and Support Organizations.

         We depend on a limited number of suppliers for components of our products, as well as for equipment used to design and test our products. Certain components used in our products are only available from a single source or limited number of vendors. Some of the sole source and limited source vendors are companies who, from time to time, allocate parts to equipment manufacturers due to market demand for components and equipment. Many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making our sources of supply unreliable for these components. Any delay in component availability for any of our products could result in delays in deployment of these products and in our ability to recognize revenues. Suppliers may be concerned regarding our financial condition and therefore may be unwilling to sell components to us, or to grant trade credit to us.

         If we are unable to obtain a sufficient supply of components from alternative sources, reduced supplies and higher prices of components will significantly limit our ability to meet scheduled product deliveries to customers. A delay in receiving certain components or the inability to receive certain components could harm our customer relationships and our results of operations.

         Failures of components affect the reliability and performance of our products, can reduce customer confidence in our products, and may adversely affect our financial performance. From time to time, we have experienced delays in receipt of components and have received components that do not perform according to their specifications. Any future difficulty in obtaining sufficient and timely delivery of components could result in delays or reductions in product shipments that could harm our business. In addition, a consolidation among suppliers of these components or adverse developments in their businesses that affect their ability to meet our supply demands could adversely impact the availability of components that we depend on. Delayed deliveries from these sources could adversely affect our business.

         Our defense electronics products are manufactured by a limited number of third-party manufacturers. If we were required to find alternative third-party manufacturers, we may be forced to incur significant costs and risks. There is no assurance that the alternative manufacturers could produce our products with quality or costs comparable to the existing manufacturers. In addition, the transfer of the manufacturing process to an alternative provider could result in significant delays that could cause us to miss deadlines imposed by our customers.

         The Defense Electronics Products Business Is Subject to Special Risks.

         We expect that the majority of our net revenues in the future will come from the sale of our defense electronics products. We supply products to sub-contractors and prime contractors whose ultimate customer is often an agency of the United States government. Reductions in government spending on programs that incorporate our products could have a material adverse effect on our business, financial condition and results of operations. The contracts with the United States government are subject to special risks including the following: delays or cancellations of funding for programs; ability of the government to unilaterally cancel the contract; reduction or modification as a result of budgetary restraints or political changes; and other factors not under the control of us or the prime contractor.

         The Failure to Develop and Introduce New Products That Meet Changing Customer Requirements and Address Technological Advances Would Limit Our Ability to Sell Our Products and Services.

         New product development often requires long-term forecasting of market trends, and development and implementation of new technologies. If we fail or are late to respond to new technological developments, market acceptance of our products may be significantly reduced or delayed. The markets we participate in are characterized by rapidly changing technology, evolving industry standards, changes in end user requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render our existing products obsolete or unmarketable. There can be no assurance that we will be able to develop and introduce new products ahead of our competitors, or that our products will not be rendered obsolete.

         We May Not Be Able to Secure an Adequate Number of Design Wins.

         Before buying our products, a customer will evaluate our products, and those of our competitors, as a part of designing a larger system. When a product is selected by a customer to be utilized in its system we refer to it as a "design win." The design-win process is typically lengthy and expensive, and there can be no assurance that we will be able to continue to meet the product specifications of our customers in a timely and adequate manner. In the defense electronics market, military planners have historically funded significantly more design projects than actual deployments of new equipment. There can be no assurance that we will secure an adequate number of design wins. Failure to secure future design wins could have a material adverse effect on our business, financial condition and results of operations.

         Product Performance Problems Could Limit Sales Prospects.

         The production of new products with high technology content involves occasional problems as the technology and manufacturing methods mature. If significant reliability, quality or network monitoring problems develop, including those due to faulty components, a number of negative effects on our business could result, including:

         -    costs associated with reworking the manufacturing processes;

         -    high service and warranty expenses;

         -    high inventory obsolescence expense;

         -    high levels of product returns;

         -    delays in collecting accounts receivable;

         -    reduced orders from existing customers; and

         -    declining interest from potential customers.

         Although we maintain accruals for product warranties, actual costs could exceed these amounts. From time to time, there will be interruptions or delays in the activation of products at a customer's site. These interruptions or delays may result from product performance problems or from aspects of the installation and activation activities, some of which are outside our control. If we experience significant interruptions or delays that cannot be promptly resolved, confidence in our products could be undermined, which could have a material adverse effect on operations.

         Failure to Protect Our Intellectual Property Will Adversely Affect Our Ability to Compete in the Industry and Our Profitability.

         We rely on a combination of patents, copyright, trademark and trade secret laws, and restrictions on disclosure to protect our intellectual property. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. These intellectual property protection measures may not be sufficient to prevent wrongful misappropriation of our technology. In addition, these measures will not prevent competitors from independently developing technologies that are substantially equivalent or superior to our technology. The laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Failure to protect proprietary information could result in, among other things, loss of competitive advantage, loss of customer orders and decreased revenues. Monitoring the unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be impaired. This litigation could result in substantial costs and diversion of resources and may not ultimately be successful.

         We May Be Subject to Intellectual Property Infringement Claims That Are Costly to Defend and Could Limit Our Ability to Use Some Technologies in the Future.

         Like other participants in our industry, we expect that we will continue to be subject to infringement claims and other intellectual property disputes as competition in the marketplace continues to intensify. In the future, we may be subject to litigation and may be required to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and divert management's attention from operations. In addition, adverse determinations in such litigation could:

         - result in the loss of our proprietary rights to use the technology;

         -    subject us to significant liabilities;

         -    require us to seek licenses from third parties;

         -    require us to redesign the products that use the technology; or

         - prevent manufacturing or sale of our products that employ the technology.

If we are forced to take any of the foregoing actions, our business may be seriously harmed.

         We May Be Unable to License Third-Party Technology at a Reasonable
Cost.

         From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot ensure that third-party licenses will be available to us on commercially reasonable terms. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or to license such technology at a greater cost. Both licensing inferior technology at a reasonable cost and licensing necessary technology at a higher cost could seriously harm the competitiveness of our products.

         Our Products Are Subject to Government Regulation.

         The export of our products and related technology may be subject at times to regulation and restriction by the Department of Commerce. Because our products are utilized in defense and intelligence gathering related applications, in some cases the export of our products and related technology may be subject to further regulation and restriction by the Department of State. Sales to foreign countries have not been material to date, but the export controls could limit our ability to sell our products outside the United States or could delay such sales in the future. We also may be required to spend substantial time and resources in order to comply with the regulations and restrictions. We could be subject to fines if we fail to properly comply with these regulations.

         In addition, our business and operating results may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers or by the imposition of export restrictions on products that we sell internationally. We do not believe we have material exposure to environmental laws. Changes in current or future laws or regulations, in the United States or elsewhere, could materially and adversely affect our business and results of operations.

         RISK FACTORS RELATED TO THE SECURITIES MARKET

         Our Common Stock Is Subject to Price Volatility.

         The price of our common stock is volatile. Fluctuations in operating results, such as revenues or operating results being below the expectations of public market analysts and investors, may cause additional volatility in the price of the common stock. In such event, the market price of our common stock could decline significantly. A significant decline in the market price of the common stock could result in litigation that could also result in increased costs and a diversion of management's attention and resources from operations.

         There May Not Be a Liquid Market for our Common Stock.

         Our common stock currently is traded on the OTC Bulletin Board operated by Nasdaq. This market generally has less liquidity than the Nasdaq SmallCap Market and certain institutional investors are precluded from buying stock in this market. There can be no assurance that our investors will be able to sell the Common Stock at prices and times that are desirable.

         Additional Capital May Dilute Current Stockholders.

         In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

         We May Propose a Reverse-Split of Our Common Stock.

         In order to reduce the number of shares outstanding, increase the trading price of our common stock and possibly attract additional groups of investors we may at some time in the future propose a reverse-split of our common stock. Such a proposal would require the approval of the majority of the outstanding shares of voting stock to be implemented. There can be no assurance that a reverse split would have the intended effect and therefore it could dilute the value of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any sale of shares of common stock by the selling stockholders (other than the exercise price payable upon the exercise of any warrants issued to the selling stockholders and the repayment of debt upon the exercise of conversion rights held by the selling stockholders). Assuming all of the warrants held by the selling stockholders for an aggregate of 17,886,668 shares of common stock were exercised through a cash exercise, we would receive an aggregate of $2,563,900 of proceeds. The shares of common stock underlying the warrants are being registered for resale in this registration statement. We anticipate that we will use any proceeds from the exercise of the warrants for general corporate purposes in the execution of our business strategy. If all of the conversion rights were exercised, we would issue 8,333,334 shares of common stock and receive proceeds aggregating $1,000,000. These proceeds must be used to repay any amounts outstanding under our revolving credit facility.

                              SELLING STOCKHOLDERS

         General. This prospectus covers offers and sales from time to time of our common stock by the following selling stockholders:

         - St. James Capital Partners, L.P., a Delaware limited partnership ("St. James Capital");

         - SJMB, L.P., a Delaware limited partnership (collectively with St. James Capital, "St. James");

         - The Coastal Corporation Second Pension Trust, a trust organized under the laws of the State of Texas ("Coastal");

         -    Morton A. Cohn, an individual resident in Houston, Texas;

         -    Fayez Sarofim, an individual resident in Houston, Texas;

         -    O. S. Wyatt, Jr., an individual resident in Houston, Texas;

         -    Steven A. Webster, an individual resident in Houston, Texas;

         -    Richard E. Bean, an individual resident in Houston, Texas;

         -    Don A. Sanders, an individual resident in Texas;

         -    Katherine U. Sanders, an individual resident in Texas;

         -    Don and Julie Ellen Weir, individuals residing in Texas;

         -    Lisa Dawn Weir, an individual resident in Texas;

         -    Paul and Laura Tate, individuals residing in Texas;

         -    Eric Weir, an individual resident in Texas;

         -    SSJ Enterprises, LLC, a New York limited liability company;

         -    Robert E. Garrison II, an individual resident in Texas;

         -    Thomas M. Porter, an individual resident in Kansas;

         -    John Coor, an individual resident in Virginia;

         -    James Hawkins, an individual resident in Texas;

         -    Peter Badger, an individual resident in Texas;

         -    John Styles, an individual resident in Texas; and

         -    Donald Campbell, an individual resident in Texas.

These selling stockholders may offer and resell up to an aggregate of 57,553,336 shares of our common stock from time to time under this prospectus.

         On April 11, 2002, we issued 1,000,000 shares of common stock to St. James in exchange for the return and cancellation of warrants for the purchase of 19,500,0000 shares of Common Stock. Both the exchange agreement and the registration rights agreement are filed as an exhibit to the registration statement this prospectus is a part of. St. James may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events pursuant to Rule 416 of the Securities Act.

         On April 11, 2002, we issued 1,000,000 shares of common stock to Coastal in exchange for the return and cancellation of warrants for the purchase of 6,517,308 shares of Common Stock that Coastal held. Coastal may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events pursuant to Rule 416 of the Securities Act.

         On September 29, 2002, we sold 833,334 shares of common stock to Richard E. Bean for $100,000 in cash. The net proceeds from the sale to Mr. Bean were used for working capital.

         On October 3, 2002, we issued 16,666,668 shares of common stock to Morton A. Cohn and Fayez Sarofim for an aggregate of $2,000,000 in cash. Pursuant to the stock purchase agreements, we issued warrants to these investors for the purchase of an aggregate of 400,000 shares of common stock at $0.12 per share. These warrants can be exercised at any time before September 30, 2005. We also amended warrants for the purchase of 780,000 shares of common stock that Mr. Cohn and Mr. Sarofim already owned to allow for an exercise price of $0.12 per share. Of these, warrants for the purchase of 300,000 shares of common stock can be exercised at any time before December 31, 2003 and warrants for the purchase of 480,000 shares of common stock can be exercised at any time before May 31, 2004. These investors had previously provided letters of credit that secured a portion of our debt. Pursuant to the terms of the agreements, the investors agreed to vote their shares in favor of a reverse split of common stock with a range from 1:6 to 1:12 that the Company proposes to its stockholders on or before October 3, 2003.

         The proceeds from the sales of common stock to Mr. Cohn and to Mr. Sarofim were used to reduce by $2,000,000 the amount outstanding under our $4,500,000 Business Loan Agreement with Bank One, N.A. ("Bank One"), dated June 1, 2002, as amended. We had previously reported that an additional $2,000,000 of common equity sales would be required to complete these transactions, but the investors waived this condition. We amended our credit agreement with Bank One, N.A. to decrease the total credit limit from $4,500,000 to $2,700,000, and to extend the maturity date to March 31, 2004. The amended credit facility is secured by an irrevocable letter of credit provided by O. S. Wyatt, Jr. Pursuant to the terms of the credit agreement currently in effect, the amount available for borrowing under the facility will be reduced according to the following schedule: $90,000 on April 27, 2003; $810,000 on June 27, 2003; $450,000 on
September 27, 2003; and $450,000 on December 27, 2003. We are currently engaged in discussions with Mr. Wyatt and Bank One regarding further amendments to this agreement.

         On October 6, 2002, we sold 1,250,000 shares of common stock to Steven
A. Webster for $150,000. The net proceeds from the sale to Mr. Webster were used for working capital.

         On October 23, 2002, we issued 2,500,000 shares to Don A. Sanders in exchange for $300,000, 666,666 shares of common stock to Katherine U. Sanders in exchange for $80,000 cash, 400,000 shares to Don and Julie Weir in exchange for $48,000 cash, 250,000 shares to Lisa Dawn Weir in exchange for $30,000, 250,000 shares to Paul and Laura M. Tate in exchange for $30,000 cash and 100,000 shares to Eric Glenn Weir in exchange for $12,000 cash.


         On December 27, 2002, we issued 1,250,000 shares of common stock to Thomas M. Porter for $150,000 cash. The net proceeds from the sale to Mr. Porter were used for working capital.

         In April 2003, we amended our $1,500,000 Loan Agreement with Bank One dated October 12, 2001 to extend its maturity date to June 30, 2003. Our obligations under this facility are secured by the unconditional guarantee of Oscar S. Wyatt. Mr. Wyatt has agreed to continue to provide this guarantee. We are engaged in discussions with Mr. Wyatt and Bank One regarding further modifications to this agreement.

         On January 11, 2003, we executed a note payable to Mr. Wyatt in the amount of approximately $647,000 in satisfaction of four notes payable to Mr. Wyatt, including accrued interest. The new note payable is due September 15, 2003. Concurrent with the completion of these transactions, we entered into a reimbursement agreement with Mr. Wyatt. Under the reimbursement agreement, which supercedes reimbursement agreements dated June 1, 2001 and October 19, 2001, we have agreed to indemnify and reimburse Mr. Wyatt for any amounts he may incur pursuant to the letter of credit and unconditional guarantee that he has provided as collateral for our loan agreements with Bank One. As consideration for this on-going credit support and the new note payable, we have issued to Mr. Wyatt warrants for the purchase of 960,000 shares of common stock at a price of $0.12 per share. These warrants may be exercised at any time before October 31, 2004. In addition the Company amended warrants previously held by Mr. Wyatt to provide for an exercise price of $0.12. These amended warrants allow Mr. Wyatt to purchase a total of 1,830,000 shares of common stock. Pursuant to the amended warrants, Mr. Wyatt may purchase 960,000 shares at any time before October 31, 2004, 150,000 shares at any time before December 31, 2003, and 720,000 shares at any time before May 31, 2004.

         On January 24, 2003, we issued 833,333 shares of common stock to John Coor for $100,000 cash. The net proceeds from the sale to Mr. Coor were used for working capital.

         On March 17, 2003, we completed the sale of 4,333,333 shares of common stock and warrants for the purchase of an additional 4,333,333 shares of common stock to SSJ Enterprises, LLC for $520,000. The warrants have an exercise price of $0.15 per share and may be exercised at any time through March 31, 2007. The net proceeds from this transaction were $520,000 and were used for working capital.

         On March 26, 2003, we entered into a $1,000,000 revolving credit agreement with FirstCapital Bank, SSB. The facility matures, and any amounts outstanding under the agreement are due, on March 31, 2004. The maturity may be extended by six months at our option, provided certain conditions are maintained. This facility is secured by the limited guarantees of the following individuals: Richard M. Bean; Robert E. Garrison II; Steven A. Webster; James Hawkins; Peter Badger; John Styles; and Donald Campbell. We have entered into a Reimbursement Agreement with these individuals in connection with these guarantees. Under the Reimbursement Agreement, and in consideration for providing the guarantees, we have issued to these individuals warrants for the purchase of an aggregate of 9,582,334 shares of common stock and have granted conversion rights to them whereby they can purchase an additional 8,333,334 shares of common stock. The warrants have an exercise price of $0.15 per share and may be exercised at any time through March 31, 2007. The conversion rights allow individuals to purchase a total of 8,333,334 shares of common stock for $1,000,000. Proceeds from the exercise of the conversion rights must be used to repay any amounts outstanding under the revolving credit agreement, with a corresponding reduction in the amount available for borrowing under the facility. Upon the exercise of the conversion rights, the guarantees are to be released in amounts corresponding to the amount of proceeds from the exercise.

         We entered into registration rights agreements with each of these investors, and have agreed to file a registration statement registering the 31,333,334 shares of common stock purchased by the investors, the 17,886,668 shares of common stock to be issued upon the exercise of the warrants and the 8,333,334 shares of common stock issuable upon the exercise of the conversion rights.

         Selling stockholders table. The following table lists the name of each selling stockholder, the number of shares of common stock owned by each selling stockholder before this offering, the number of shares of common stock that may be offered by each selling stockholder pursuant to this prospectus and the number of shares of common stock to be owned by each selling stockholder upon completion of the offering if all shares registered for resale by this registration statement are sold. None of the selling stockholders have held any position or office or had any other material relationship with us in the last three years, other than as described herein. The information below is as of March 31, 2003 and has been furnished by the respective selling stockholders.

--------------------------------------------------------------------------------------------------------------------
                      NAME OF                         NUMBER OF SHARES      NUMBER OF SHARES     NUMBER OF SHARES
                SELLING STOCKHOLDER                   OWNED BEFORE THIS     BEING REGISTERED     OWNED AFTER THIS
                                                          OFFERING             FOR RESALE          OFFERING (1)
--------------------------------------------------------------------------------------------------------------------
St. James Capital Partners, L.P...................             178,390              178,390                  --
--------------------------------------------------------------------------------------------------------------------
SJMB, L.P. .......................................             741,610              741,610                  --
--------------------------------------------------------------------------------------------------------------------
Falcon Seaboard Investment Company, L.P. .........              80,000               80,000                  --
--------------------------------------------------------------------------------------------------------------------
Coastal...........................................           9,896,251            1,000,000           8,896,251
--------------------------------------------------------------------------------------------------------------------
Morton A. Cohn....................................           9,123,334(2)         8,923,334(3)          200,000
--------------------------------------------------------------------------------------------------------------------
Fayez Sarofim.....................................           8,923,334(4)         8,923,334(4)               --
--------------------------------------------------------------------------------------------------------------------
Steven A. Webster.................................           4,166,667(5)         4,166,667(5)               --
--------------------------------------------------------------------------------------------------------------------
Richard E. Bean...................................           4,938,493(6)         4,583,335(7)          355,158
--------------------------------------------------------------------------------------------------------------------
Don A. Sanders....................................           2,670,000(8)         2,500,000             170,000(9)
--------------------------------------------------------------------------------------------------------------------
Katherine U. Sanders..............................             726,666(10)          666,666              60,000(11)
--------------------------------------------------------------------------------------------------------------------
Don and Julie Ellen Weir..........................             430,000(12)          400,000              30,000(13)
--------------------------------------------------------------------------------------------------------------------
Lisa Dawn Weir....................................             250,000              250,000                  --
--------------------------------------------------------------------------------------------------------------------
Paul and Laura Tate...............................             250,000              250,000                  --
--------------------------------------------------------------------------------------------------------------------
Eric Weir.........................................             100,000              100,000                  --
--------------------------------------------------------------------------------------------------------------------
SSJ Enterprises, LLC..............................           9,766,666(14)        8,666,666(15)       1,100,000
--------------------------------------------------------------------------------------------------------------------
Robert E. Garrison II.............................           3,987,537(16)        2,916,667(17)       1,070,870
--------------------------------------------------------------------------------------------------------------------
Thomas M. Porter..................................           2,010,400            1,250,000             760,040
--------------------------------------------------------------------------------------------------------------------
John Coor.........................................           1,533,569              833,333             700,236
--------------------------------------------------------------------------------------------------------------------
James Hawkins.....................................           4,166,666(18)        4,166,666(18)              --
--------------------------------------------------------------------------------------------------------------------
Peter Badger......................................           2,500,000(19)        2,500,000(19)              --
--------------------------------------------------------------------------------------------------------------------
John Styles.......................................             833,334(20)          833,334(20)              --
--------------------------------------------------------------------------------------------------------------------
Donald Campbell...................................             973,334(21)          833,334(20          140,000
--------------------------------------------------------------------------------------------------------------------
O.S. Wyatt, Jr. ..................................           3,177,601(22)        2,790,000(23)         387,601
--------------------------------------------------------------------------------------------------------------------
         TOTAL....................................                               57,553,336
--------------------------------------------------------------------------------------------------------------------

----------------
(1) Assumes all shares registered under this registration statement will be offered and sold.
(2) Represents (a) 8,533,334 shares currently held by the holder, and (b) 590,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(3) Represents (a) 8,333,334 shares currently held by the holder, and (b) 590,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(4) Represents (a) 8,333,334 shares currently held by the holder, and (b) 590,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(5) Represents (a) 1,250,000 shares currently held by the holder, (b) 1,250,000 shares currently issuable to the holder upon the exercise of conversion rights, and (c) 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(6) Represents (a) 1,188,492 shares currently held by the holder, (b) 1,666,667 shares currently issuable to the holder upon the exercise of conversion rights, and (c) 2,083,334 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(7) Represents (a) 833,334 shares currently held by the holder, (b) 1,666,667 shares currently issuable to the holder upon the exercise of conversion rights, and (c) 2,083,334 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(8) Represents (a) 2,500,000 shares currently held by the holder, and (b) 170,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(9) Represents 170,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(10) Represents (a) 666,666 shares currently held by the holder, and (b) 60,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(11) Represents 60,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

(12) Represents (a) 400,000 shares currently held by the holder, and (b) 30,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(13) Represents 30,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(14) Represents (a) 5,433,333 shares currently held by the holder, and (b) 4,333,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(15) Represents (a) 4,333,333 shares currently held by the holder, and (b) 4,333,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(16) Represents (a) 70,870 shares currently held by the holder, (b) 1,250,000 shares currently issuable to the holder upon the exercise of conversion rights, (c) 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock, and (d) 1,000,000 shares currently issuable to the holder upon the exercise of stock options.
(17) Represents (a) 1,250,000 shares currently issuable to the holder upon the exercise of conversion rights, and (b) 1,666,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(18) Represents (a) 2,083,333 shares currently issuable to the holder upon the exercise of conversion rights, and (b) 2,083,333 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(19) Represents (a) 1,250,000 shares currently issuable to the holder upon the exercise of conversion rights, and (b) 1,250,000 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(20) Represents (a) 416,667 shares currently issuable to the holder upon the exercise of conversion rights, and (b) 416,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(21) Represents (a) 140,000 shares currently held by the holder, (b)416,667 shares currently issuable to the holder upon the exercise of conversion rights, and (c) 416,667 shares currently issuable to the holder upon the exercise of warrants to purchase shares of our common stock.
(22) Represents (a) 387,601 shares currently held by the holder, and (b) 2,790,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.
(23) Represents 2,790,000 shares currently issuable to the holder upon exercise of warrants to purchase shares of our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of common stock being registered hereunder in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may sell their shares of common stock by one or more of the following methods, without limitation:

         - block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -    privately negotiated transactions;

         -    short sales;

         -    a combination of any such methods of sale; and

         -    any other method permitted pursuant to applicable law.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith or in settlement of securities loans. If the selling stockholders engage in such transactions, the applicable conversion price may be affected. From time to time the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of the selling shareholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

                          DESCRIPTION OF CAPITAL STOCK

         Our Certificate of Incorporation permits the issuance of up to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of March 31, 2003, there were 118,422,183 shares of our common stock and no shares of our preferred stock outstanding. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our amended and restated articles of incorporation filed with the SEC.

COMMON STOCK

         Under our Certificate of Incorporation, we may issue 200,000,000 shares of common stock, par value $0.01 per share. All shares of our common stock have one vote per share. Stockholders of our common stock may receive dividends, when and as declared by the board of directors, if funds are legally available for the payment of dividends. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, stockholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of convertible preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

         Our Common Stock is traded on the OTC Bulletin Board operated by Nasdaq under the symbol "TERA." Prior to June 19, 2001, our common stock was quoted on the Nasdaq SmallCap Market under the symbol "ICOM." On June 19, 2001, Nasdaq delisted our common stock for failing to maintain a minimum bid price of $1.00. On January 30, 2001, we changed our trading symbol to "TERA" from "ICOM" to reflect our name change to TeraForce Technology Corporation from Intelect Communications, Inc.

         The high and low bid prices for our common stock for each full quarter of the last two fiscal years, as reported on the OTC Bulletin Board and Nasdaq, are as follows (these prices are inter-dealer prices, without mark-up, mark-downs or commission included and may not necessarily represent actual transactions):

Quarter period ended                                                            High                Low
--------------------                                                            ----                ---
2003
March 31........................................                               0.230               0.130

2002
March 31........................................                               0.180               0.100
June 20.........................................                               0.330               0.110
September 30....................................                               0.230               0.100
December 31.....................................                               0.240               0.105

2001
March 31........................................                               1.438               0.344
June 30.........................................                               0.960               0.330
September 30....................................                               0.420               0.150
December 31.....................................                               0.200               0.080

         As of March 31, 2003, there were approximately [43,000] owners of record (including nominee holders such as banks and brokerage firms who hold shares for the benefit of beneficial owners) of our common stock.

PREFERRED STOCK

         Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. No shares of our preferred stock were outstanding as of the date of this prospectus. We may issue the preferred stock in series, and the shares of each series shall have rights and preferences as designated by the resolution of the board of directors. In the designation of any series of preferred stock, the board of directors has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividends rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

WARRANTS

         As of March 31, 2003, there were outstanding warrants to purchase an aggregate of 17,409,103 shares of common stock at prices ranging from $0.12 to $10.29. The warrants expire at various times on or before March 31, 2007.

CONVERSION RIGHTS

         As of March 31, 2003, there were outstanding conversion rights to purchase an aggregate of 8,333,333 shares of common stock for $0.12 per share. The conversion rights expire at various times on or before September 26, 2004.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby have been passed upon for us by our counsel, Haynes and Boone, LLP.

                                     EXPERTS

         Our consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for each of the three years in the period ended December 31, 2002, have been incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in accounting and auditing.



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

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes a part of that registration statement and does not contain all of the information in the registration statement. This prospectus contains a description of the material terms and features of some material contracts, indentures, agreements, reports or exhibits required to be disclosed. However, as the descriptions are summaries of the contracts, indentures, agreements, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit filed with the registration statement. Copies of the registration statement, including the exhibits, as well as the periodic reports, proxy statements and other information we file with the SEC, may be examined without charge and copies of the materials may be obtained at prescribed rates from the public reference facilities maintained by the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at the address http://www.sec.gov.

         The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on April 15, 2003;

         -    our Current Report on Form 8-K filed with the SEC on October 21,
              2002;

         - our amendment to our Current Report on Form 8-K/A filed with the SEC on November 13, 2002;

         - our amendment to our Current Report on Form 8-K/A filed with the SEC on January 15, 2003;

         - our amendment to our Current Report on Form 8-K/A filed with the SEC on March 25, 2003; and

         -    our Current Report on Form 8-K filed with the SEC on March 28,
              2003.

         We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon the written or oral request of each person, a copy of any and all of the documents incorporated by reference (other than exhibits to the documents unless the exhibits are specifically incorporated by reference in the documents). Any request should be directed to:

                              Attn: Robert P. Capps
               Executive Vice President - Chief Financial Officer
                              1240 E. Campbell Road
                             Richardson, Texas 75081
                            Telephone (469) 330-4960



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

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Pursuant to the registration rights agreements among the company and the selling stockholders, we have agreed to indemnify each selling stockholder and their respective officers, directors, agents, brokers, investment advisors, employees and any person who controls the selling stockholder against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to (1) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus, including any amendments or supplements thereto, or (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that these liabilities arise out of or are based upon and in conformity with any information furnished in writing to us by each selling stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. In addition, each selling stockholder, acting severally and not jointly, under the registration rights agreement has agreed to indemnify us and our officers, directors, employees, agents and any person who controls us against any losses, claims, damages, liabilities, costs or expenses arising out of or based upon and in conformity with written information furnished by the selling stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such selling stockholder.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




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